      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 1998
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               PICO HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 ---------------

               CALIFORNIA                               94-2723335
      (State or Other Jurisdiction          (IRS Employer Identification Number)
    of Incorporation or Organization)

                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037
                                 (619) 456-6022
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                                 ---------------

                                 JAMES F. MOSIER
                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037
                                 (619) 456-6022
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                                 ---------------

                                   COPIES TO:

                              DOUGLAS J. REIN, ESQ.
                        GRAY CARY WARE & FREIDENRICH LLP
                        4365 EXECUTIVE DRIVE, SUITE 1600
                               SAN DIEGO, CA 92121
                            TELEPHONE: (619) 677-1400
                            FACSIMILE: (619) 677-1477
                                 ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the Effective Date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


====================================================================================================================================
                                                                  PROPOSED               PROPOSED
                                               AMOUNT             MAXIMUM                MAXIMUM                  AMOUNT OF
             TITLE OF SHARES                    TO BE          AGGREGATE PRICE          AGGREGATE               REGISTRATION
            TO BE REGISTERED                 REGISTERED         PER UNIT (1)        OFFERING PRICE (1)             FEE (1)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, ($0.001 par value)            4,572,015              $5.00              $22,860,075                 $6,744.00
====================================================================================================================================

(1) Estimated, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices for the Common Stock, as reported on the Nasdaq National Market on May 6, 1998.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                    SUBJECT TO COMPLETION, DATED MAY 8, 1998

PROSPECTUS
                        4,572,015 SHARES OF COMMON STOCK

                               PICO HOLDINGS, INC.

         The 4,572,015 shares (the "Shares") of Common Stock of PICO Holdings, Inc., a California corporation ("PICO" and its subsidiaries, collectively referred to herein as the "Company"), offered hereby are being sold by certain shareholders of PICO (the "Selling Shareholders"). PICO will not receive any proceeds from sales of the shares by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution."

         The Selling Shareholders have advised the Company that sales of the Shares may be made from time to time in the Nasdaq National Market, through negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

         No period of time has been fixed within which the Shares may be offered or sold. None of the proceeds from the sale of the Shares will be received by the Company. The Company will pay all expenses with respect to this offering, except for brokerage fees, commissions, transfer taxes for, and fees and expenses of counsel to, the Selling Shareholders, which will be borne by the Selling Shareholders. See "Plan of Distribution."

         PICO's Common Stock is quoted on The Nasdaq National Market under the symbol "PICO." On May 6, 1998, the last sale price of PICO's Common Stock as reported on the Nasdaq National Market was $5.00.

            AN INVESTMENT IN THESE SECURITIES INVOLVES CERTAIN RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

         No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.



                THE DATE OF THIS PROSPECTUS IS __________, 1998.

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              AVAILABLE INFORMATION

         PICO is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 75 Park Place, New York, New York 10007. In addition, copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. PICO's Common Stock is traded on The Nasdaq National Market. Reports and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of the site is http:\\www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain portions of which are omitted as permitted by the Rules and Regulations of the Commission. Copies of the Registration Statement and the exhibits are filed with the commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined, without charge, at the offices of the Commission set forth above. For further information concerning the Company and the Shares offered hereby, reference is made to the Registration Statement and its exhibits.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by PICO (Commission File No. 0-18786), pursuant to the Exchange Act are incorporated herein by reference:

         (1) PICO's Annual Report on Form 10-K and the amendments thereto, for the fiscal year ended December 31, 1997.

         (2) The portions of the registration statement on Form 8-A filed by PICO pursuant to the Exchange Act which contain a description of the Common Stock.

         All documents and reports subsequently filed by PICO pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Registration Statement, filed concurrently with this Prospectus with the Commission, and prior to the effective date of the Registration Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

         PICO will provide without charge to each person to whom this Prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to James F. Mosier at PICO Holdings, Inc., 875 Prospect Street, Suite 301, La Jolla, California 92037, telephone number (619) 456-6022.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business. This Prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Exchange Act, including without limitation statements regarding the Company's expectations, beliefs, intentions, plans or strategies regarding the future. All forward looking statements included in this document are based on information available to the Company on the date thereof, and the Company assumes no obligation to update any such forward-looking statements.

CHANGE IN STRATEGIC DIRECTION

         In late 1994, Physicians Insurance Company of Ohio ("Physicians") began the process of changing its strategic direction from the operation of medical malpractice liability ("MPL") insurance business to investing in businesses which PICO believes are undervalued or will benefit from additional capital, restructuring of operations or management or improved competitiveness through operational efficiencies with existing PICO operations. Accordingly, in January 1995, Physicians reactivated its investment advisory subsidiary, Summit Global Management, Inc. ("Summit"); in August 1995 Physicians acquired Sequoia Insurance Company ("Sequoia") and entered new lines of property and casualty insurance; in August 1995 Physicians sold its MPL insurance business; in September 1995 Physicians purchased 38.2% of Global Equity Corporation ("GEC"), a Canadian corporation active in international investments, agricultural services, water rights, and other businesses; in November 1996 Physicians acquired control of Citation Insurance Group ("CIG") pursuant to the merger; in April 1997 PICO acquired 25.23% ownership of Nevada Land and Resource Company which owns approximately 1,365,000 acres of deeded land in northern Nevada; in June 1997 PICO sold its workers' compensation business; and in July and August 1997, PICO increased its ownership in GEC to 51.17%. Due to the Company's limited experience in the operation of the businesses of each of these subsidiaries, which currently constitutes a substantial portion of the Company's operations, there can be no assurance as to the future operating results of the Company or the recently acquired businesses of the Company.

         The Company will continue to make selective investments for the purpose of enhancing and realizing additional value by means of appropriate levels of shareholder influence and control. This could involve the restructuring of the financing or management of the entities in which the Company invests and initiating and facilitating mergers and acquisitions. This business strategy has only recently been implemented, however, and it is not fully reflected in prior years' financial statements, nor are the financial statements indicative of possible results of this new business strategy in the future. There can be no assurance that sufficient opportunities will be found or that this business strategy will be successful. Failure to successfully implement this strategy may negatively impact the business and financial condition and results of operations of the Company.

         Application of Physicians' new strategy since 1995 has resulted in a greater concentration of equity investments held by Physicians, and, consequently, the Company. Market values of equity securities are subject to changes in the stock market, which may cause the Company's shareholders' equity to fluctuate from period to period. At times, the Company may come to hold securities of companies for which no market exists or which may be subject to restrictions on resale. As a result, periodically, a portion of the Company's assets may not be readily marketable.

INTEGRATION OF CERTAIN OPERATIONS

         CIG and Physicians completed a merger with the expectation that the merger would result in certain benefits for the combined company. Achieving the anticipated benefits of the merger will depend in part upon whether certain of the two companies' business operations can be integrated in an efficient and effective manner. There can be no assurance that this will occur or that cost savings in operations will be achieved. The successful combination of the two companies will require, among other things, integration of the companies' respective product offerings, medical management of health care claims and management information systems enhancements. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. There can be no assurance that integration will be accomplished smoothly or successfully. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on the Company's results of operations and financial condition following the merger.

DEPENDENCE ON KEY PERSONNEL

         The Company has several key executive officers, the loss of whom could have a significant adverse effect on the Company. In particular, Ronald Langley, PICO's Chairman, and John R. Hart, PICO's President and Chief Executive Officer, play key roles in the Company's and GEC's investment decisions. Messrs. Langley and Hart have entered into employment agreements with PICO and a wholly-owned subsidiary of GEC as of December 31, 1997. Messrs. Langley and Hart are key to the implementation of the Company's new strategic focus, and the ability of the Company to implement its current strategy is dependent on its ability to retain the services of Messrs.
Langley and Hart.

RISKS REGARDING PHYSICIANS; CONTINUING MPL LIABILITY

         In August 1995, Physicians sold its and The Professionals Insurance Company's ("PRO") MPL insurance business and related liability insurance business. Physicians and PRO retained all assets and liabilities related to insurance policies written prior to the sale of the recurring book of business. Physicians and PRO will continue to administer claims and loss adjustment expenses under MPL insurance policies issued or renewed prior to July 16, 1995.

         Cash flow needed to fund the day-to-day operations and the payment of claims and claims expenses will be provided by investment income, lease income, and proceeds from the sale or maturity of securities. Physicians and PRO have established reserves to cover losses and loss adjustment expense ("LAE") on claims incurred under the MPL policies issued or renewed to date. The amounts established and to be established by Physicians and PRO for loss and LAE reserves are estimates of future costs based on various assumptions and, in accordance with Ohio law, have been discounted (adjusted to reflect the time value of money). These estimates are based on actual and industry experience and assumptions and projections as to claims frequency, severity and inflationary trends and settlement payments. In accordance with Ohio law, Physicians and PRO annually obtain a certification that their respective reserves for losses and LAE are adequate from an independent actuary. Physicians and PRO also obtain a concurring actuarial opinion. Physicians' and PRO's reserves for losses and LAE for prior years developed favorably in 1994, and these reserves were decreased by $12.7 million in 1994. Reserves also developed favorably in 1995; however, accretion of reserve discount exceeded the amount of favorable development and retroactive reinsurance, resulting in a $3.2 million increase in liabilities for prior years' claims. As a result of continued favorable claims experience, reserves for prior years' claims were further reduced in the first and fourth quarters of 1996. However, based upon actuarial indications from data through June 30, 1997, Physicians' MPL claims reserves were increased by $2 million during the third quarter of 1997 due to somewhat deteriorated claims experience during the first six months of 1997. At the same time, favorable development of Physicians' and PRO's discontinued personal lines reserves (automobile, homeowner, etc.) allowed reserve reductions of $750,000 during the third quarter of 1997. Management believes that the reserving methods and assumptions are reasonable and prudent and that Physicians' and PRO's reserves for losses and LAE are adequate. Due to the inherent uncertainties in the reserving process there is a risk, however, that Physicians' and PRO's reserves for losses and LAE could prove to be inadequate which could result in a decrease in earnings and shareholders' equity. Adverse reserve development can reduce statutory surplus or otherwise limit the growth of such surplus.

         Under Ohio law the statute of limitations is one year after the cause of action accrues. Also under Ohio law there is a four-year statutory time bar; however, this has been construed judicially to be unconstitutional in situations where the plaintiff could not have reasonably discovered the injury in that four-year period. Claims of minors must be brought within one year of the date of majority.

LOSS RESERVE EXPERIENCE

         The inherent uncertainties in estimating loss reserves are greater for some insurance products than for others, and are dependent on the length of the reporting tail associated with a given product, the diversity of historical development patterns among various aggregations of claims, the amount of historical information available during the estimation process, the degree of impact that changing regulations and legal precedents may have on open claims, and the consistency of reinsurance programs over time, among other things. Because MPL and commercial casualty claims may not be fully paid for several years or more, estimating reserves for such claims can be more uncertain than estimating reserves in other lines of insurance. As a result, precise reserve estimates cannot be made for several years following a current accident year for which reserves are initially established.

         There can be no assurance that the insurance subsidiaries in the group have established reserves adequate to meet the ultimate cost of losses arising from such claims. It has been necessary, and will over time continue to be necessary, for the insurance companies to review and make appropriate adjustment to reserves for estimated ultimate losses, LAE, future policy benefits, claims payables, and annuity and other policyholder funds. To the extent reserves prove to be inadequate, the insurance companies would have to adjust their reserves and incur a charge to earnings, which could have a material adverse effect on the financial results of the Company.

REINSURANCE RISKS

         Prior to the June 30, 1997 sale of Citation National Insurance Company ("CNIC"), all of CNIC's existing insurance risks and claims liabilities, except for those insuring workers' compensation, were transferred to Citation Insurance Company ("CIC") through reinsurance treaties in order to effect the sale of CNIC and the Company's workers' compensation business. As with other Property and Casualty ("P & C") insurers, CIC's and Sequoia's operating results and financial condition can be adversely affected by volatile and unpredictable natural and man-made disasters, such as hurricanes, windstorms, earthquakes, fires, and explosions. CIC and Sequoia generally seek to reduce their exposure to such events through individual risk selection and the purchase of reinsurance. CIC's and Sequoia's estimates of their exposures depend on their views of the possibility of a catastrophic event in a given area and on the probable maximum loss to the insurance companies should such an event occur. While CIC and Sequoia attempt to limit their exposure to acceptable levels, it is possible that an actual catastrophic event or multiple catastrophic events could significantly exceed the probable maximum loss previously assumed, resulting in a material adverse effect on the financial condition and results of operations of the Company.

         The future financial results of the insurance subsidiaries could be adversely affected by disputes with their respective reinsurers with respect to coverage and by the solvency of such reinsurers. None of the Company's insurance subsidiaries is aware of actual or potential disputes with any of their respective reinsurers that could materially and adversely impact the financial results of the Company, or is aware of any insolvent reinsurer whose current obligations to CIC, Physicians, PRO, American Physicians Life Insurance Company ("APL"), or Sequoia are material to such companies.

RISKS REGARDING SUMMIT GLOBAL MANAGEMENT

         Summit is registered as an investment adviser in California, Florida, Kansas, Louisiana, Oregon, Virginia and Wisconsin, as well as with the Commission. Summit must file periodic reports with the Commission and must be available for periodic examination by the Commission. Summit is subject to
Section 206 of the Investment Advisers Act of 1940, which prohibits material misrepresentations and fraudulent practices in connection with the rendering of investment advice, and to the general prohibitions of Section 208 of such Act. If Summit were to violate the Investment Advisers Act prohibitions, it would risk criminal prosecution, Commission injunctive actions and the imposition of sanctions ranging from censure to revocation of registration in an administrative hearing.

         The investment adviser business is highly competitive. There are several thousand investment advisers registered in the states in which Summit does business, many of which are larger and have greater financial resources than Summit. There can be no assurance that Summit will be able to compete effectively in the markets that it serves.

GLOBAL DIVERSIFICATION OF INVESTMENTS

         As a result of global diversification, investment decisions already made and which may be made in the future, particularly with regard to GEC, the Company's revenues may be adversely affected by economic, political and governmental conditions in countries where it maintains investments or operations, such as volatile interest rates or inflation, the imposition of exchange controls which could restrict the Company's ability to withdraw funds, political instability and fluctuations in currency exchange rates. There can be no assurance that the Company's future results of operations will not be adversely affected by fluctuations in foreign currency exchange rates or by costs associated with currency risk management strategies. Other risks inherent in international revenue generally include uncertainties relative to regional economic circumstance (such as economic turbulence in Asia), political instability and difficulties in staffing and managing foreign operations. There can be no assurance that these factors will not have a material adverse effect on the Company's future international operations.

FLUCTUATIONS IN HISTORICAL OPERATING RESULTS, P & C RESERVES

         PICO's operating results over the past five years have been volatile. During the past several years, the levels of the reserves for PICO's insurance subsidiaries have been very volatile. As a result of its claims experience and the level of existing reserves with respect to its P & C insurance business, CIC has had to significantly increase these reserves in four of the past six years.

         There can be no assurance that significant increases with respect to the reserves for the P & C business will not be necessary in the future, that the level of reserves for PICO's insurance subsidiaries will not be volatile in the future, or that any such increases or volatility will not have an adverse effect on PICO's operating results and financial condition.

COMPETITION

         There are several hundred P & C insurers licensed in California, many of which are larger and have greater financial resources than CIC, and Sequoia; offer more diversified types of insurance coverage; have greater financial resources and have greater distribution capabilities than the insurance companies of the group.

A.M. BEST RATINGS

         A.M. Best ("Best") has assigned Sequoia a rating of B++ (Very Good) and APL has had a Best rating of B+ (Very Good) since 1983. CIC was recently upgraded from a B- (Adequate) to a B+ (Very Good) by Best. Physicians and PRO are currently rated, and have been for a number of years, NR-3 (rating procedure inapplicable). Best's ratings reflect the assessment of Best and the Company of the insurer's financial condition, as well as the expertise and experience of management. Therefore, Best ratings are important to policyholders. Best ratings are subject to review and change over time. Failure to maintain or improve their Best ratings could have a material adverse effect on the ability of the insurance companies to write new insurance policies, as well as potentially reduce their ability to maintain or increase market share. Management believes that many potential customers will not insure with an insurer that carries a Best rating of less than B+, and that customers who do so will demand lower rate structures. There can be no assurance that any of the insurance companies' ratings will be maintained or increased.

CYCLICAL NATURE OF THE P&C INDUSTRY

         The P & C insurance industry has been highly cyclical, and the industry has been in a cyclical downturn over the last several years due primarily to premium rate competition, which has resulted in lower profitability. Premium rate levels are related to the availability of insurance coverage, which varies according to the level of surplus in the industry. The level of surplus in the industry varies with returns on invested capital and regulatory barriers to withdrawal of surplus. Increases in surplus have generally been accompanied by increased price competition among P & C insurers. The cyclical trends in the industry and the industry's profitability can also be affected significantly by volatile and unpredictable developments, including natural disasters, fluctuations in interest rates, and other changes in the investment environment which affect market prices of insurance companies' investments and the income from those investments. Inflationary pressures affect the size of losses and judicial decisions affect insurers' liabilities. The demand for P & C insurance can also vary significantly, generally rising as the overall level of economic activity increases and falling as such activity decreases.

INSURANCE COMPANY CAPITAL AND SURPLUS TESTING

         In the past few years, the NAIC has developed risk-based capital ("RBC") measurements for both property and casualty and life and health insurers. The measures provide the various state regulators with varying levels of authority based on the adequacy of an insurer's RBC. At December 31, 1997, the PICO, PRO, APL, CIC and Sequoia annual statements reported more than adequate RBC levels.

RISKS ASSOCIATED WITH FAILURE TO MANAGE GROWTH

         The Company's growth internally and through its numerous acquisitions has placed, and any further expansion would continue to place, a significant strain on its limited personnel, management and other resources.

In the future, the Company's ability to manage any growth may require it to attract, train, motivate and manage new employees successfully, to effectively integrate new employees into its operations and to continue to improve its operational, financial, management and information systems and controls. The failure to effectively manage any further growth could have a material adverse effect on the Company's business, financial condition and results of operations.

FAILURE TO QUALIFY FOR EXEMPTION UNDER INVESTMENT COMPANY ACT WOULD RESULT IN SIGNIFICANT REGULATORY BURDEN

         The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. However, if the Company fails to qualify for exemption from registration as an investment company, (i) its ability to use leverage would be substantially reduced, (ii) it would be subject to significant additional disclosure obligations and (iii) restrictions on its operational activities.

POSSIBLE PRICE VOLATILITY OF COMMON STOCK

         The trading price of the Company's Common Stock has historically been, and is expected to be, subject to fluctuations. The market price of the shares of Common Stock may be significantly impacted by quarterly variations in financial performance, shortfalls in revenue or earnings from levels forecast by securities analysts, changes in estimates by such analysts, market conditions in the computer software or hardware industries, product introductions by the Company or its competitors, announcements of extraordinary events such as acquisitions or litigation or general economic conditions. Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which the Company does business relating to the Company specifically could result in an immediate and adverse effect on the market price of the Common Stock. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to the operating performance of the specific companies. There can be no assurances that the market price of the Common Stock will not decline below the levels prevailing at the time of this offering. Securities class action lawsuits are often brought against companies following periods of volatility in the market price of their securities. Any such litigation against the Company could result in substantial costs and a diversion of resources and management attention.

VARIABILITY OF QUARTERLY OPERATING RESULTS

         The Company's results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and the Company's future results of operations could fluctuate significantly from quarter to quarter and from year to year. Causes of such fluctuations may include operating performance of subsidiaries, investment portfolio gains or losses, general economic conditions (such as the recent economic turbulence in Asia), extraordinary events such as acquisitions or litigation and the occurrence of unexpected events.

         The foregoing factors, individually or in the aggregate, could materially adversely affect the Company's operating results and could make comparison of historic operating results and balances difficult or not meaningful.

                                   THE COMPANY

         PICO is a holding company principally engaged in five industry segments: portfolio investing; property and casualty insurance; surface, water, geothermal and mineral rights; medical malpractice liability ("MPL") insurance; and other operations. PICO has also been active in life and health insurance operations through 1997, and is under contract to sell this business. PICO operates through a number of direct and indirect subsidiaries (with PICO and its subsidiaries, collectively referred to herein as the "Company"). The Company's objective is to use its resources to increase shareholder value through investments in businesses which the Company believes are undervalued or will benefit from additional capital, restructuring of operations or management, or improved competitiveness through operational efficiencies with the Company's existing operations. This business strategy was implemented beginning in 1994 and was not fully in place until 1996. Guinness Peat Group PLC ("GPG"), a strategic investment company domiciled in London, England owns approximately 17.6% of the Company. GPG is a publicly held company with its shares listed on the London, Australia and New Zealand stock exchanges.

         PICO was incorporated in 1981 and began operations in 1982. Its principal executive office is located at 875 Prospect Street, Suite 301, La Jolla, California 92037, and its telephone number is (619) 456-6022.

SUBSIDIARIES

         Unless otherwise indicated, each subsidiary is directly or indirectly wholly-owned by PICO. The Company's operating subsidiaries and their principal subsidiaries or affiliates are as follows:

CITATION INSURANCE COMPANY ("CIC")

         CIC is a California-domiciled insurance company licensed to write commercial property and casualty insurance in Arizona, California, Colorado, Nevada, Hawaii, New Mexico and Utah. CIC has also written Workers Compensation insurance; however, the Company sold that line of business through a transfer to and sale of its wholly-owned subsidiary, Citation National Insurance Company ("CNIC"), effective June 30, 1997. CNIC wrote no new business in 1997 prior to its sale.

SUMMIT GLOBAL MANAGEMENT, INC. ("SUMMIT")

         Summit is a Registered Investment Advisor that offers investment management services to clients throughout the United States.

NEVADA LAND AND RESOURCE COMPANY, LLC ("NLRC")

         NLRC is the owner of approximately 1,365,000 acres of deeded land in northern Nevada. On April 23, 1997, PICO acquired 25.23% of NLRC. Global-Nevada Land Resource Corporation, a wholly-owned subsidiary of Global Equity Corporation ("GEC") which is approximately 51.17% owned by the Company, acquired the remaining 74.77% of NLRC. See "Global Equity Corporation" in this section.

PHYSICIANS INSURANCE COMPANY OF OHIO ("PHYSICIANS")

         Physicians, an Ohio licensed insurance corporation, operates primarily as a diversified investment and insurance company. Its operations and those of its direct and indirect subsidiaries include strategic investing, property and casualty insurance, the runoff of its former MPL insurance claims reserves, and other. Through 1997, an indirect subsidiary of Physicians engaged in life and health insurance. That company, American Physicians Life Insurance Company, is under contract to be sold. Physicians has been licensed as a property and casualty insurer by the Ohio Department of Insurance ("Ohio Department") since 1976 and is also licensed by the Kentucky Department of Insurance. Disclosure in this section regarding the business of "Physicians" includes all operations of its subsidiaries.

PHYSICIANS' SUBSIDIARIES AND AFFILIATED COMPANIES

         Sequoia Insurance Company ("Sequoia"). Sequoia is a California-domiciled insurance company licensed to write insurance coverage for property and casualty risks within the State of California. Sequoia writes business through independent agents and brokers covering risks located primarily within northern and central California. Although multiple line underwriting is conducted and at one time or another all major lines of property and casualty insurance except workers' compensation and ocean marine have been written, Sequoia has, over the past few years, transitioned from writing primarily personal lines of business (automobile, homeowners, etc.) to commercial lines.

         American Physicians Life Insurance Company ("APL"). APL offers critical illness insurance through "Survivor Key" policies as well as other life and health insurance products. APL is wholly owned by The Physicians Investment Company ("PIC"), a subsidiary of Physicians, Sequoia, and CIC. On June 16, 1997, Physicians entered into an agreement to sell APL and APL's wholly-owned subsidiary, Living Benefit Administrators Agency, Inc. The closing is subject to certain closing conditions, which have not yet been met.

         The Professionals Insurance Company ("PRO"). PRO is an Ohio domiciled insurance company first licensed to write property and casualty insurance in Ohio in 1979. It is also licensed in Kentucky, West Virginia and Wisconsin.

         CLM Insurance Agency, Inc. ("CLM"). CLM, purchased on July 1, 1995, is an inactive California insurance agency which placed insurance with California insurers, including Sequoia.

         Global Equity Corporation ("GEC"). PICO and its subsidiaries own approximately 51.17% of GEC, a Canadian international investment company. PICO increased its ownership interest in GEC from 38.2% prior to July 30, 1997, to 49.9% on July 30, 1997 and to 51.17% in August 1997 and has consolidated the accounts of GEC with those of the Company for 1997. Set forth below as of December 31, 1997, are the names and respective jurisdictions of incorporation of certain direct and indirect subsidiaries of GEC, all of which are wholly-owned except for NLRC which is 74.77% owned by Global-Nevada Land Resource Corporation, a wholly-owned subsidiary of GEC. The remaining 25.23% of NLRC is owned by PICO. The following list includes, but is not limited to, all subsidiaries the total assets of which constituted more than 10% of the consolidated assets of GEC as of December 31, 1997 or the total revenues of which constituted more than 10% of the consolidated revenues of GEC during fiscal 1997. GEC owns approximately 13% of PICO as of December 31, 1997.


                                                                Jurisdiction of
    Subsidiary                                                  Incorporation
    ----------                                                  -------------
    Direct:
    Forbes & Walker Securities Limited........................  Canada
    Forbes & Walker (USA) Inc.................................  Delaware

    Indirect:
    Forbes & Walker International Limited.....................  Barbados
    Vidler Water Company, Inc.................................  Colorado
    Nevada Land and Resource Company, LLC.....................  Delaware
    Global Equity SA..........................................  Switzerland


         Subsidiaries of GEC are either holding companies or inactive, with the exception of the following: Vidler Water Company, Inc. ("Vidler"), and NLRC. The other subsidiaries may be utilized in the future in furtherance of the international investment, asset management or corporate finance activities of GEC.

MAJOR BUSINESSES AND PROPERTIES OF GLOBAL EQUITY CORPORATION

Vidler Water Company, Inc.

         Effective November 14, 1995, a wholly-owned subsidiary of GEC acquired all of the outstanding common stock of Vidler. Vidler is a corporation formed under the laws of the state of Colorado. Vidler is engaged in the water marketing and transfer business. The business plan calls for Vidler to identify areas where water supplies are needed in the southwestern United States and then facilitate the transfer from current ownership to Vidler, and subsequently to municipalities, water districts, developers and others. This process requires knowledge and skills in the identification, certification, upgrading, managing, transfer, marketing and financing of water projects. Vidler has created opportunity through its ability to aggregate water supplies from disparate owners and locations and redirect the water to its highest and best use.

         As a comprehensive provider of water services, Vidler performs the following functions:

         - Water asset acquisitions, purchasing appropriate water rights, upgrading the priority and functionality wherever possible, and marketing the product to the end-user; and

         - Development and operation of water recharge (storage) facilities directed to municipalities and water districts in the southwestern United States. Storage provides flexibility. Surplus supplies can be stored inexpensively and can be sold and delivered to meet peak demands.

         Since its acquisition by GEC, Vidler and its immediate parent company have purchased water rights and related assets in Colorado, Nevada and Arizona.

Nevada Land and Resource Company, LLC

         On April 23, 1997, a wholly-owned subsidiary of GEC acquired a 74.77% interest in NLRC. The remaining 25.23% interest was acquired by PICO. NLRC's principal asset consists of approximately 1.365 million acres of deeded land located in northern Nevada, together with appurtenant water, geothermal and mineral rights. NLRC is actively engaged in maximizing the property's value in relation to water rights, mineral rights, geothermal resources, and land development.

         In August 1996, a wholly-owned subsidiary of GEC made an investment in Conex Continental Inc. ("Conex"). Conex is a corporation formed under the laws of Ontario, Canada. At Conex's January 7, 1998 Annual Meeting of Shareholders, the shareholders approved a plan to change the domicile of Conex to the state of Delaware and management is working to accomplish this change.

         Conex's principal asset is a 60% interest, through a wholly-owned subsidiary, in a sino-foreign joint venture. This joint venture operates a manufacturing facility in Guiyang City, Guizhou Province, China and manufactures wheeled and tracked hydraulic excavators.

Siscom, Inc.

         SISCOM is a corporation formed under the laws of the state of Colorado. SISCOM is a provider of multimedia software solutions to the electronic news media, Internet providers, and sports industries.

         GEC also has a portfolio of investments in other equity securities in the United States, Europe and Asia. These investments include GEC's investments in PICO. They also include investments in certain Korean equities which have been heavily impacted by the recent decline in Korean financial markets. In 1997, GEC wrote down its investment in these securities to approximately $0.8 million through an approximate $8.0 million charge to GEC's statement of operations, including a foreign currency loss of approximately $3.8 million. The preceding amounts were reduced by minority interests of approximately 48% when consolidated into the Company's financial statements.

                              SELLING SHAREHOLDERS


         The table below sets forth certain information regarding the Selling Shareholders. The Shares are being registered to permit public sales of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time. See "Plan of Distribution."

         The table below sets forth the names of the Selling Shareholder and the number of Shares owned by such shareholder.

          Selling Shareholder                                    Shares of Common Stock
          -------------------                                    ----------------------
          Global Equity Corporation                                     4,258,415
          Citation Insurance Company                                      313,600
          Total                                                         4,572,015
                                                             -------------------------------


         The Shares being offered by Global Equity Corporation hereunder were acquired in a private placement transaction and Citation Insurance Company acquired the Shares from the Company in connection with a reorganization of the Company.

         In connection with the above transaction, each of such Selling Shareholders represented to the Company that it was acquiring the Shares for investment and with no present intention of distributing such Shares. In recognition of the fact that investors, even though purchasing Common Stock without a view to distribution, may wish to be legally permitted to sell their shares when they deem the sale to be appropriate, the Company has filed with the Commission under the Securities Act the Registration Statement, with respect to the resale of the Shares from time to time and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Shareholders.


                              PLAN OF DISTRIBUTION


         The Company has been advised that the Selling Shareholders may sell Shares from time to time in transactions in the Nasdaq National Market, through negotiated transactions or otherwise, at fixed prices that may be changed, at prevailing market prices or at negotiated prices.

         Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the Shares as principals may be deemed to be underwriting commissions under the Securities Act. No period of time has been fixed within which the Shares may be offered or sold.

         The Company will not receive any part of the proceeds of any sales of Shares pursuant to this Prospectus. The Company will pay all the expenses of registering the Shares, except for selling expenses incurred by the Selling Shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Shareholders.

                                 USE OF PROCEEDS

         PICO will not receive any proceeds from sales of the Shares.


                                  LEGAL MATTERS

         The validity of the Shares is being passed upon by Gray Cary Ware & Freidenrich, LLP, San Diego, California.


                                     EXPERTS


         The consolidated financial statements for the year ended December 31, 1997 incorporated in this Registration Statement by reference from the Annual Reports on Form 10-K and Form 10-K/A of PICO have been audited by Deloitte and Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


         The consolidated financial statements and consolidated financial statement schedules of PICO at December 31, 1996, and for each of the two years in the period ended December 31, 1996, incorporated herein and included in the Company's Annual Report on Form 10-K and 10-K/A for the year ended December 31, 1997, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports dated April 7, 1997, accompanying such financial statements, and incorporated herein by references. The financial statements referred to above have so incorporated in reliance upon the reports of such firm, which reports are given upon their authority as experts in accounting and auditing.


         The consolidated financial statements for the year ended December 31, 1997 for Global Equity Corporation and incorporated in this Registration Statement by reference from the Annual Reports on Form 10-K and Form 10-K/A of PICO Holdings, Inc. have been audited by KPMG, Chartered Accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

================================================================================

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offering described herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell, or a solicitation of an offer to buy, in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.




                SUMMARY TABLE OF CONTENTS

                                                    Page
                                                    ----

    Available Information..............................3
    Incorporation of Certain Documents by
       Reference.......................................3
    Risk Factors.......................................4
    The Company........................................9
    Selling Shareholders..............................12
    Plan of Distribution..............................12
    Use of Proceeds...................................13
    Legal Matters.....................................13
    Experts...........................................13


================================================================================




                                4,572,015 SHARES





                                  COMMON STOCK






                              ---------------------

                                   PROSPECTUS

                              ---------------------







                                  May ___, 1998



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Other expenses in connection with the registration of the Common Stock hereunder will be substantially as follows:

                     Item                                      Company Expense
                     ----                                      ---------------
                     SEC Registration Fee...............$             6,744*
                     Printing and engraving expenses....$             1,000*
                     Legal fees and expenses............$            10,000*
                     Accounting Fees and expenses.......$            10,000*
                     Miscellaneous......................$             7,256*

                              Total                     $             35,000

--------------

*        Estimated for purposes of this filing.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to provisions of the California General Corporation Law (the "CGCL"), Registrant's Articles of Incorporation include a provision which eliminates the personal liability of its directors to Registrant and its shareholders for monetary damages to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interest of Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Registrant or its shareholders, (vi) under
Section 310 of the CGCL (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the CGCL (concerning a director's liability for improper distributions, loans and guarantees). The provision does not eliminate liability of a director for any acts or omissions which occurred prior to November 18, 1988, the effective date of Registrant's amended Articles of Incorporation including such provision, and it does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to Registrant's shareholders for any violation of a director's fiduciary duty to Registrant or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to Registrant for grossly negligent conduct, including conduct in situations involving attempted takeovers of Registrant.

         Registrant's Articles of Incorporation also include a section authorizing Registrant to indemnify its officers, directors and other agents through bylaw provisions, agreements with such agents, vote of shareholders or otherwise in excess of the indemnification permitted by Section 317 of the CGCL, subject only to the limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders. The By-Laws expressly provide that Registrant shall have the right to purchase and maintain insurance against any liability asserted against or incurred by officers, directors and other agents, whether or not Registrant would have the power to indemnify such person against the liability insured against.

         The Registrant has obtained directors and officers liability and company reimbursement insurance pursuant to three policies currently in effect with underwriters at Lloyd's, London-SPMI, Lloyds, London and Executive Risk Indemnity, Inc. The limit of coverage is $7 million with a retention of $500,000. These policies are subject to customary exclusions.

         The Registrant has entered into agreements with its executive officers and directors to provide indemnity to such persons to the maximum extent permitted under applicable law.

         Section 317 of the California General Corporation law makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, against such liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 16.  EXHIBITS.

     EXHIBIT
     NUMBER                           DESCRIPTION OF DOCUMENT
     ------                           -----------------------

     2.2* Agreement and Plan of Reorganization, dated as of May 1, 1996, among PICO, Citation Holdings, Inc. and Physicians and amendment thereto dated August 14, 1996 and related merger Agreement.

     2.3+ Second Amendment to Agreement and Plan of Reorganization dated November 12, 1996.

     2.4# Agreement and Debenture, dated November 14, 1996 and November 27, 1996, respectively, by and between Physicians and PC Quote, Inc.

     2.5# Purchase and Sale Agreement by, between and among Nevada Land and Resource Company, LLC, GEC, Western Water Company and Western Land Joint Venture dated April 9, 1997.

     4.2+               First Amendment to Rights Agreement dated April 30,
                        1996.

     4.3+               Second Amendment to Rights Agreement dated November 20,
                        1996.

     5.1                Opinion of Gray Cary Ware & Freidenrich LLP.

     23.1               Independent Auditors' Consent - Deloitte & Touche LLP.

     23.2               Consent of Independent Accountants - Cooper & Lybrand
                        L.L.P.

     23.3               Accountants' Consent - KPMG.

     23.4               Consent of Gray Cary Ware & Freidenrich LLP (Included in
                        Exhibit 5.1).

     24 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).


-----------------

* Filed as Appendix to the prospectus in Part I of Registration Statement on Form S-4 (File No. 333-06671).
+ Incorporated by reference to exhibit of same number filed with Form 8-K dated December 4, 1996.
# Incorporated by reference to exhibit of same number filed with Form 10-K dated April 15, 1997 as amended April 30, 1997.

         A. The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         E. The undersigned Registrant hereby undertakes that:

                  (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

                  (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
                                   ----------


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on May 8, 1998.


                                    PICO Holdings, Inc.


                                    By:    /s/  John R. Hart
                                          -------------------------------------
                                          John R. Hart
                                          Chief Executive Officer, President and
                                          Director
                                          (Principal Executive Officer)


                                POWER OF ATTORNEY


         We, the undersigned officers and directors of PICO Holdings, Inc., hereby severally constitute John R. Hart and James Mosier our true and lawful attorneys with full power to sign for us and in our names, in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable PICO Holdings, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                    Signature                                        Title                          Date
                    ---------                                        -----                          ----

           /s/ John R. Hart                         Chief Executive Officer, President and     May 8, 1998
 -------------------------------------              Director (Principal Executive Officer)
             John R. Hart

        /s/ Gary W. Burchfield                      Chief Financial Officer and Treasurer      May 8, 1998
 -------------------------------------              (Principal Financial and Accounting
          Gary W. Burchfield                        Officer)


          /s/ Ronald Langley                        Chairman of the Board                      May 8, 1998
 -------------------------------------
            Ronald Langley

   /s/ S. Walter Foulkrod, III, Esq.                Director                                   May 8, 1998
 -------------------------------------
     S. Walter Foulkrod, III, Esq.

      /s/ Richard D. Ruppert, MD                    Director                                   May 8, 1998
 -------------------------------------
        Richard D. Ruppert, MD

       /s/ Dr. Marshall J. Burak                    Director                                   May 8, 1998
 -------------------------------------
         Dr. Marshall J. Burak

          /s/ Robert R. Broadbent                   Director                                   May 8, 1998
--------------------------------------
            Robert R. Broadbent

             /s/ John D. Weil                       Director                                   May 8, 1998
--------------------------------------
               John D. Weil

                                INDEX TO EXHIBITS

     EXHIBIT
     NUMBER                              DESCRIPTION OF DOCUMENT
     ------                              -----------------------

     2.2* Agreement and Plan of Reorganization, dated as of May 1, 1996, among PICO, Citation Holdings, Inc. and Physicians and amendment thereto dated August 14, 1996 and related merger Agreement.

     2.3+ Second Amendment to Agreement and Plan of Reorganization dated November 12, 1996.

     2.4# Agreement and Debenture, dated November 14, 1996 and November 27, 1996, respectively, by and between Physicians and PC Quote, Inc.

     2.5# Purchase and Sale Agreement by, between and among Nevada Land and Resource Company, LLC, GEC, Western Water Company and Western Land Joint Venture dated April 9, 1997.

     4.2+               First Amendment to Rights Agreement dated April 30,
                        1996.

     4.3+               Second Amendment to Rights Agreement dated November 20,
                        1996.

     5.1                Opinion of Gray Cary Ware & Freidenrich LLP.

    23.1                Independent Auditors' Consent - Deloitte & Touche LLP.

    23.2                Consent of Independent Accountants - Cooper & Lybrand
                        L.L.P.

    23.3                Accountants' Consent - KPMG.

    23.4                Consent of Gray Cary Ware & Freidenrich LLP (Included in
                        Exhibit 5.1).

    24 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).


-------------------

* Filed as Appendix to the prospectus in Part I of Registration Statement on Form S-4 (File No. 333-06671).
+ Incorporated by reference to exhibit of same number filed with Form 8-K dated December 4, 1996.
# Incorporated by reference to exhibit of same number filed with Form 10-K dated April 15, 1997 as amended April 30, 1997.